Exhibit 99.1

Ramtron International Corporation News Release N a s d a q : R M T R

NEWS FOR RELEASE: 1/10/2012, 8:30am ET	CONTACT:	Lee Brown (719) 481-7213 lee.brown@ramtron.com

RAMTRON SHIPS CUSTOM F-RAM DEVICE BUILT

ON IBM MANUFACTURING LINE

COLORADO SPRINGS, CO— January 10, 2012 — U.S. semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of low energy nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today announced that it has made initial customer deliveries of a custom designed F-RAM device built on its new IBM manufacturing line in Burlington, Vermont. In addition to 50,000 devices already shipped, the company expects to ship approximately 1.9 million devices over the next few quarters with a potential for significantly higher volumes in the future. The Ramtron-designed custom F-RAM devices are destined for use in generic printer cartridges.

“This milestone marks the first commercial shipment of 3-volt F-RAM devices built on our new F-RAM manufacturing line in Burlington,” said Eric Balzer, Ramtron’s CEO. “In recent months, we have made significant progress toward improving the product yield on our new manufacturing line, which also bodes well for our recently introduced standard F-RAM products being built there.”

About Ramtron and F-RAM Technology

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory and integrated semiconductor solutions used in a wide range of product applications and markets.

Ramtron pioneered the integration of ferroelectric materials into semiconductor products that enabled a class of low energy nonvolatile memory, called ferroelectric random access memory, or F-RAM. Ramtron F-RAM products combine the high-speed performance of Random Access Memory (RAM) with high-integrity nonvolatile data storage, or the ability to save information without power. Since commercializing the technology, Ramtron has sold nearly a half-billion F-RAM devices into demanding applications such as automotive safety and entertainment systems, portable medical devices, industrial process control systems, smart electricity meters, and consumer printer cartridges. As the most power-efficient of any nonvolatile memory technology on the market, F-RAM products promise to pave the way for the development of ultra-efficient battery powered products and energy harvesting applications, among others. For more information, visit www.ramtron.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are “forward-looking statements.” These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. Please refer to Ramtron’s Securities and Exchange Commission filings for a discussion of such risks. The forward-looking statements in this release are being made as of the date of this report, and Ramtron expressly disclaims any obligation to update or revise any forward-looking statement contained herein.

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